 Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
Tether investments, S.A. de C.V.
of
Up to 49,596,510 Common Shares of Adecoagro S.A.
at a Purchase Price of $12.41 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON APRIL 24, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED OR TERMINATED,
THE “EXPIRATION TIME”).

To Our Clients:
Enclosed for your consideration are the Offer to Purchase dated March 28, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by Tether Investments, S.A. de C.V. ( “Tether”), to purchase for cash up to 49,596,510 common shares, nominal value $1.50 per share (the “Common Shares” or the “Shares”), of Adecoagro S.A. (the “Company”), at a price of $12.41 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.
Upon the terms and subject to the conditions of the Offer (including the proration provisions described in the Offer to Purchase), Tether will accept for payment and pay the Purchase Price for all of the Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. If more than 49,596,510 Shares are validly tendered and not validly withdrawn, Tether will purchase 49,596,510 Shares validly tendered (and not validly withdrawn) on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.
In the event of an over-subscription of the Offer, Shares tendered will be subject to the proration provisions described above and, as a result, Tether may not purchase all of the Shares that you tender even if you validly tender them.
We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.
You may tender your Shares at the Purchase Price, as indicated in the attached Instruction Form, for cash, less any applicable withholding tax and without interest.

2.
You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.
The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, on April 24, 2025, unless Tether extends the Offer. Shares must be properly tendered by the Expiration Time to ensure that at least some of your Shares will be purchased if there is proration. Your instructions to us should be forwarded in ample time to permit us to submit a timely tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on April 24, 2025, unless the Offer is extended.
The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares. Validly tendered Shares will be accepted from all holders, wherever located.
The Company’s board of directors has unanimously: (i) approved the Transaction Agreement and declared the Transaction Agreement, the Offer, and the other transactions contemplated by the Transaction Agreement to be fair to Adecoagro’s shareholders; and (ii) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including Tether’s purpose for making the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
Tether Investments, S.A. de C.V. of
Up to 49,596,510 Common Shares of Adecoagro S.A.
at a Purchase Price of $12.41 per Share
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 28, 2025, and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by Tether Investments, S.A. de C.V., an El Salvador corporation (“Tether”), to purchase for cash up to 49,596,510 common shares, nominal value $1.50 per share (the “Common Shares” or the “Shares”), of Adecoagro S.A., a Luxembourg corporation under the form of a société anonyme (the “Company”), at a price of $12.41 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.
The undersigned hereby instruct(s) you to tender to Tether the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.
Number of Shares to be tendered by you for the account of the undersigned:                     Shares*

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered. The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature:
Name(s):
(Please Type or Print)
Tax Identification or Social Security No.:
Address(es):
(Include Zip Code)
Daytime Area Code and Telephone Number:
Date: